Pricing Supplement Dated October 31, 2018 Registration Statement No. 333-225551	October 2018 Filed Pursuant to Rule 424(b)(5) (To Prospectus dated October 31, 2018, Index Supplement dated October 31, 2018 and Product Supplement dated October 31, 2018)

This pricing supplement is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, relating to these securities that have been previously registered with the Securities and Exchange Commission under a prior prospectus dated April 29, 2016 bearing registration statement number number 333-204908.

STRUCTURED INVESTMENTS

Opportunities in International Equities

Equity Index-Linked Partial Principal at Risk Securities due November 4, 2020

$12,338,910 Based on the Value of the MSCI® Europe Index

Partial Principal at Risk Securities

The Equity Index-Linked Partial Principal at Risk Securities (the “securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer) based on the value of the MSCI® Europe Index (the “underlying index”). The securities are for investors who are willing to risk a portion of their principal amount and forgo current income in exchange for enhanced exposure to the positive performance of the underlying index. At maturity, if the closing level of the underlying index on the valuation date (the “final level”) is less than the closing level of the underlying index on the trade date (the “initial level”), the investor is exposed to a loss of their initial investment that is proportionate to the percentage change of the underlying index from the initial level to the final level (the “underlying return”), subject to the minimum redemption amount. At maturity, if the underlying return is zero, investors will receive the stated principal amount. At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus participation in the upside performance of the underlying index at the participation rate. Accordingly, the securities do not guarantee the return of the full stated principal amount at maturity and you could lose up to 5% of your initial investment. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Underlying index:	MSCI® Europe Index (Bloomberg Ticker: “MXEU”)
Aggregate principal amount:	$12,338,910
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below), offered at a minimum investment of 100 securities (representing a $1,000 investment)
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Pricing date:	October 31, 2018
Original issue date:	November 5, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	October 30, 2020, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	November 4, 2020, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪     If the underlying return is positive:
$10 + Supplemental Redemption Amount

▪      If the underlying return is zero:
Stated Principal Amount of $10

▪      If the underlying return is negative:
$10 + ($10 x Underlying Return), subject to the Minimum Redemption Amount.
Under these circumstances, you will lose a percentage of your principal amount equal to the negative underlying return. However, in no event will the payment at maturity be less than the minimum redemption amount. All payments on the securities are subject to the credit risk of UBS.

Underlying return:

The quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

(Final Level - Initial Level) / Initial Level

Supplemental redemption amount:	$10 x Participation Rate x Underlying Return
Minimum redemption amount:	$9.50 per security (95% of the stated principal amount)
Initial level:	122.260, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Closing Level:	With respect to the MSCI® Europe Index, the closing level of such underlying index as reported on Bloomberg Professional® Service (“Bloomberg”) is published to fewer decimal places than MSCI Inc. (the “index sponsor”) for the MSCI® Europe Index. As a result, the closing level of the MSCI® Europe Index reported by Bloomberg generally may be lower or higher than the closing level published by the index sponsor.
Participation Rate:	132%
CUSIP/ISIN:	90281B338 / US90281B3380
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per security:	100%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total:	$12,338,910.00	$308,472.75	$12,030,437.25
(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)     a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the securities as of the pricing date is 9.62. The estimated initial value of the securities was determined as of the close of the relevant markets on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 15 and 16 of this document.

Notice to investors: the securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the securities at maturity, and the securities have the same downside market risk as that of the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 15 and under ‘‘Risk Factors’’ beginning on page PS-17 of the product supplement before purchasing any securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your securities. You may lose some or all of your initial investment in the securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated October 31, 2018	Index supplement dated October 31, 2018	Prospectus dated October 31, 2018

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement, for various securities we may offer, including the securities) with the Securities and Exchange Commission, (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

Index Supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Equity Index-Linked Partial Principal at Risk Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, references to the “accompanying index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying product supplement” mean the UBS product supplement titled “Performance Leveraged Upside Products”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third the accompanying index supplement; and finally, the accompanying prospectus.

October 2018	Page 2

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Investment Overview

Equity Index-Linked Partial Principal at Risk Securities

The Equity Index-Linked Partial Principal at Risk Securities due November 4, 2020 Based on the Value of the MSCI® Europe Index (the “securities”) provide investors with an opportunity to receive a return reflecting 132% of the positive performance of the underlying index while maintaining limited downside exposure to any depreciation of the underlying index through the minimum redemption amount feature.

If the final level is greater than the initial level, the securities will pay the stated principal amount of $10 plus a supplemental redemption amount. The supplemental redemption amount provides 132% participation in the positive performance of the underlying index (e.g., if the underlying index appreciates 10% from the initial level to the final level, the supplemental redemption amount would be $11.32 (for a 13.2% return at maturity)). If the final level is equal to the initial level, the payment at maturity per security will be equal to the stated principal amount of $10. If, however, the final level is less than the initial level, the payment at maturity per security will be less than the stated principal amount of $10 resulting in a loss that is proportionate to the percentage change of the underlying index from the initial level to the final level, subject to the minimum redemption amount of $9.50 per security. The securities do not pay interest, and all payments on the securities, including the payment of the minimum redemption amount at maturity, are subject to our credit risk.

Maturity:	Approximately 24 months
Participation Rate:	132%
Interest:	None
Minimum redemption amount:	$9.50 per security. Investors may lose up to 5% of their initial investment in the securities.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the securities to participate in the positive performance of the underlying index at the participation rate of 132%, while maintaining limited downside exposure to any depreciation of the underlying index. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose up to 5% of their initial investment in the securities.

Investors will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “underlying equity constituents”) and the securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns relative to a hypothetical direct investment in the underlying index.

Upside Scenario	The underlying return is positive and, at maturity, the securities redeem for (a) the stated principal amount of $10 plus (b) the supplemental redemption amount.

Par Scenario	If the underlying return is zero, at maturity you will receive the stated principal amount.

Downside Scenario	If the underlying return is negative, at maturity you will receive less than the stated principal amount of $10, resulting in a percentage loss of your initial investment equal to the negative underlying return, subject to the minimum redemption amount. For example, if the underlying return is -4%, each security will redeem for $9.60, or 96% of the stated principal amount, and if the underlying return is -30%, each security will redeem for $9.50, or 95% of the stated principal amount. You could lose up to 5% of your initial investment.

October 2018	Page 3

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 5% of your initial investment.
■	You can tolerate a loss of some of your investment and are willing to make an investment that, subject to the minimum redemption amount, has the same downside market risk as a hypothetical investment in the underlying index or the underlying equity constituents.
■	You believe the final level of the underlying index will be greater than the initial level and, if the final level is less than the initial level, you can tolerate receiving a payment at maturity that will be less than the stated principal amount.
■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index and the underlying equity constituents.
■	You are willing to invest in the securities based on the participation rate and minimum redemption amount indicated on the cover hereof.
■	You do not seek current income from your investment and are willing to forego any dividends paid on any underlying equity constituents.
■	You are willing and able to hold the securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the securities.
■	You understand and are willing to accept the risks associated with the underlying index.
■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal or the minimum redemption amount.
■	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 5% of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that, subject to the minimum redemption amount, has the same downside market risk as a hypothetical investment in the underlying index or in the underlying equity constituents.
■	You believe that the final level of the underlying index will be less than the initial level.
■	You are not willing to invest in the securities based on the participation rate or minimum redemption amount indicated on the cover hereof.
■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index or the underlying equity constituents.
■	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity constituents.
■	You are unable or unwilling to hold the securities to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market.
■	You do not understand or are unwilling to accept the risks associated with the underlying asset.
■	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal and the minimum redemption amount.

October 2018	Page 4

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Fact Sheet

The securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee the return of the full stated principal amount at maturity and are subject to the terms described in the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final level is greater than, equal to or less than the initial level. The securities do not guarantee the return of the full stated principal amount at maturity and investors may lose up to 5% of their initial investment in the securities. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the securities and you could lose some or all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
October 31, 2018	November 5, 2018 (3 business days after the pricing date)	October 30, 2020 (24 months after the pricing date)	November 4, 2020 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG, London Branch
Underlying index:	MSCI® Europe Index
Aggregate principal amount:	$12,338,910
Stated principal amount:	$10 per security
Issue price:	$10 per security, offered at a minimum investment of 100 securities (representing a $1,000 investment)
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

▪ If the underlying return is positive:
$10 + Supplemental Redemption Amount

▪ If the underlying return is zero:
Stated Principal Amount of $10

▪ If the underlying return is negative:
$10 + ($10 x Underlying Return), subject to the Minimum Redemption Amount.
Under these circumstances, you will lose a percentage of your principal amount equal to the negative underlying return. However, in no event will the payment at maturity be less than the minimum redemption amount. All payments on the securities are subject to the credit risk of UBS.

Underlying return:

The quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

(Final Level - Initial Level) / Initial Level

Supplemental redemption amount:	$10 x Participation Rate x Underlying Return
Initial level:	122.260, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Participation rate:	132%
Minimum redemption amount:	$9.50 per security (95% of the stated principal amount)
Risk factors:	Please see “Risk Factors” herein

October 2018	Page 5

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

General Information
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP/ ISIN:	90281B338 / US90281B3380
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “U.S. Tax Considerations” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Your securities should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your securities are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the securities at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the securities have only a single contingent payment at maturity, the adjusted issue price of each security at the beginning of each accrual period is equal to the issue price of the security plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the securities is equal to 3.58% per annum, compounded semi-annually, with a projected payment at maturity of $ 10.73 based on an investment of $10.00.

Based on this comparable yield, if you are an initial holder that holds a security until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the security, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such security:

October 2018	Page 6

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10 security)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10 security) as of End of Accrual Period
November 5, 2018 to December 31, 2019	$0.06	$0.06
January 1, 2019 to December 31, 2019	$0.36	$0.42
January 1, 2018 to November 4, 2020	$0.32	$0.73

A U.S. holder of the securities is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a security.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a security for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a security is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a security for an amount other than the public offering price of the security will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the security. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase securities at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the securities.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your securities should be treated in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the securities should be treated as deemed to be redeemed

October 2018	Page 7

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

and reissued on any rebalancing of the underlying index or rollover of, or change to, the underlying equity constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income”, which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust.  The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder  is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations and a related IRS notice provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the securities are not “delta-one” with respect to any underlying index or any U.S. underlying equity constituent, our counsel is of the opinion that the securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, underlying equity constituents or your securities, and following such occurrence your securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.

October 2018	Page 8

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, underlying equity constituents or the securities. If you enter, or have entered, into other transactions in respect of the underlying index, underlying equity constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying index or underlying equity constituents, or purchases and sales of securities, in each case before, on and/or after the pricing date of the securities.  From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities

October 2018	Page 9

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.25, reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any security after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted.  However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models.  The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents.  Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time.  For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Validity of the securities	In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters

October 2018	Page 10

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement, the accompanying index supplement and the accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

October 2018	Page 11

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

How the Securities Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your securities are specified in this pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying equity constituents or any periodic interest payments. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The below examples are based on the following terms:

Stated principal amount:	$10.00 per security
Participation rate:	132%
Hypothetical Initial Level:	150.00
Minimum redemption amount:	$9.50 per security (95% of the stated principal amount)

EXAMPLE 1: The underlying index appreciates over the term of the securities, and investors receive the stated principal amount plus the supplemental redemption amount.

Final level	154.50
Underlying Return	(154.50 – 150.00) / 150.00 = 3.00%
Payment at Maturity	= $10.00 + Supplemental Redemption Amount
= $10.00 + ($10.00 x Participation Rate x Underlying Return)
= $10.00 + ($10.00 x 132% x 3.00%)
= $10.396 (Payment at Maturity)

In Example 1, the final level is greater than the initial level and the underlying return is 3.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 132% times the underlying return, resulting in a payment at maturity of $10.396 per security (a total return of 3.96%).

EXAMPLE 2: The underlying index depreciates over the term of the securities, and investors receive less than the stated principal amount at maturity.

Final level	145.50
Underlying Return	(145.50 - 150.00) / 150.00 = -3.00%
Payment at Maturity	= $10.00 + ($10.00 x Underlying Return)
= $10.00 + ($10.00 x -3.00%)
= $10.00 + (-$0.30)
= $9.70 (Payment at Maturity)

In Example 2, the final level is less than the initial level and the underlying return is -3.00%. Because the final level of the underlying index is less than its initial level, investors are exposed to the full decline in the level of the underlying index from its initial level, resulting in a payment at maturity of $9.70 per security (a loss of 3.00%).

October 2018	Page 12

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

EXAMPLE 3: The underlying index depreciates over the term of the securities, and investors receive the minimum redemption amount at maturity.

Final level	120.00
Underlying Return	(120.00 - 150.00) / 150.00 = -20.00%
Payment at Maturity	= $10.00 + ($10.00 x Underlying Return), subject to the Minimum Redemption Amount
= $10.00 + ($10.00 x -20.00%), subject to the Minimum Redemption Amount of $9.50
= $10.00 + (-$2.00), subject to the Minimum Redemption Amount of $9.50
= $8.00, subject to the Minimum Redemption Amount of $9.50
=$9.50 (Payment at Maturity)

In Example 3, the final level is less than the initial level and the underlying return is -20.00%. Because the final level of the underlying index is less than its initial level, investors are exposed to a portion of the decline in the level of the underlying index from its initial level, resulting in a payment at maturity that is equal to the minimum redemption amount of $9.50 per security (a loss of 5.00%).

October 2018	Page 13

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

How it works

▪	Upside Scenario. If the underlying return is positive, investors will receive the stated principal amount of $10 plus the supplemental redemption amount.
▪	If the underlying return is 3.00%, investors will receive a 3.96% return, or $10.396 per security.
▪	If the underlying return is 10.00%, investors will receive a 13.20% return, or $11.32 per security.
▪	Par Scenario. If the underlying return is zero, investors will receive an amount equal to the $10 stated principal amount.
▪	If the underlying return is 0.00%, investors will receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the underlying return is negative, investors will receive an amount that is less than the $10 stated principal amount resulting in a percentage loss of their initial investment that is equal to the negative underlying return, subject to the minimum redemption amount.
▪	If the underlying return is -4.00%, investors would lose 4.00% of the stated principal amount and receive only $9.60 per security at maturity, or 96.00% of the stated principal amount. Investors may lose up to 5% of their initial investment.
▪	If the underlying return is -35.00%, investors would lose 5% of the stated principal amount and receive the minimum redemption amount of $9.50 per security at maturity, or 95.00% of the stated principal amount. Investors may lose up to 5% of their initial investment.

October 2018	Page 14

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the underlying return of the underlying index on the valuation date, as determined as follows:

If the underlying return is positive:

$10 + Supplemental Redemption Amount.

If the underlying return is zero:

Stated Principal Amount of $10

If the underlying return is negative:

$10 + ($10 x Underlying Return), subject to the Minimum Redemption Amount.

Under these circumstances, you will lose a percentage of your principal amount equal to the negative underlying return. However, in no event will the payment at maturity be less than the minimum redemption amount. All payments on the securities are subject to the credit risk of UBS.

October 2018	Page 15

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not pay interest or guarantee return of the full stated principal amount and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of the full stated principal amount at maturity. If the underlying return is negative, you will lose a percentage of your principal amount equal to the negative underlying return, subject to the minimum redemption amount. Accordingly, you could lose up to 5% of your initial investment.
▪	The participation rate applies only if you hold the securities to maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate and the return you realize may be less than the participation rate multiplied by the then-current underlying return even if such return is positive. You can receive the full benefit of the participation rate from UBS only if you hold the securities to maturity.
■	The minimum redemption amount applies only at maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment and relative to the minimum redemption amount, even if the then-current level of the underlying index at that time is equal to or greater than the initial level.
▪	Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities, you could lose all of your initial investment.
▪	Market risk. The return on the securities, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the performance of the underlying equity constituents. The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or its underlying equity constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market levels, interest rates and economic and political conditions.
■	Fair value considerations.
o	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the level of the underlying index, the volatility of the underlying index, any dividends paid on the underlying equity constituents, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to

October 2018	Page 16

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
■	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; any dividends paid on the underlying equity constituents; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

October 2018	Page 17

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	The securities are subject to non-U.S. securities market risk. The securities are subject to risks associated with non-U.S. companies and non-U.S. securities markets because the underlying index’s underlying equity constitutions are non-U.S. companies that are traded on various non-U.S. exchanges. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪	The securities are subject to currency exchange risk. The securities are subject to currency exchange rate risks because the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying equity constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
▪	The underlying index reflects price return, not total return. The return on the securities is based on the performance of the underlying index, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying equity constituents. The return on the securities will not include such a total return feature or dividend component.
▪	Owning the securities is not the same as owning the underlying equity constituents. The return on the securities may not reflect the return you would realize if you actually owned the underlying equity constituents. For example, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the securities. In addition, as an owner of the securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents would have.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall and there can be no assurance that the underlying return will be positive. The final level (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each underlying equity constituent in particular, and the risk of losing a portion of your initial investment.
▪	Changes that affect the underlying index will affect the market value of your securities. The policies of the index sponsor, as specified under “Information about the underlying index”, concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the levels of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of, and payment at maturity on, your securities.

October 2018	Page 18

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

▪	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict the index sponsor’s actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the securities offering in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of, and the payment at maturity on, your securities.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index or underlying equity constituents may adversely affect the level of the underlying index, the performance and, therefore, the market value of the securities and the payment at maturity on your securities.
▪	Potential conflict of interest. UBS and its affiliates may engage in business with the underlying constituent issuers of or trading activities related to the underlying index or any underlying equity constituents, which may present a conflict between the interests of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity based on the observed closing level of the underlying index. The calculation agent can postpone the determination of the initial level or final level of the underlying index (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date or valuation date, respectively. As UBS determines the economic terms of the securities, including the participation rate and minimum redemption amount, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS

October 2018	Page 19

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

(a “write-off”), including its obligations under the securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’s obligations under the securities. Consequently, holders of securities may lose all of some of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
▪	Your securities will be treated as debt instruments subject to special rules governing contingent payment debt instruments (“CPDI”) for U.S. federal income tax purposes. The securities will be treated as debt instruments subject to special rules governing CPDI for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the securities over their term based on the comparable yield for the securities, even though you will not receive any payments from us until the maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the securities will be taxed as ordinary interest income. If you purchased the securities in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Tax considerations” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

October 2018	Page 20

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Information about the underlying index

We have derived all information contained herein regarding the MSCI® Europe Index (”MXEU”) including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. (its ”index sponsor” or “MSCI”). We have not conducted any independent review or due diligence of any publicly available information with respect to MXEU.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — MSCI Indexes” and “ — MSCI® Europe Index”, MXEU is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. MXEU is a free float adjusted market capitalization index designed to measure equity market performance of the developed markets in Europe.

As of September 28, 2018, the constituents of MXEU were derived from the following 15 developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The five largest developed market countries included and their relative weightings as of September 28, 2018 are: United Kingdom (27.72%), France (17.76%), Germany (14.90%), Switzerland (13.07%) and the Netherlands (5.29%). The other ten above-listed countries account for 21.26% of MXEU.

As of September 28, 2018, the companies included in MXEU were divided into ten global industry classification sectors, each having a relative weight within MXEU as follows: Financials (19.02%), Consumer Staples (13.35%), Industrials (13.15%), Health Care (13.09%), Consumer Discretionary (10.60%), Energy (8.56%), Materials (8.39%), Information Technology (5.61%), Utilities (3.57%), Telecommunication Services (3.18%) and Real Estate (1.38%).

MXEU is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. MXEU has a base date of March 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to MXEU.

Information as of market close on October 12, 2018:

Bloomberg Ticker Symbol:	MXEU
Current Index Value:	122.260
52 Weeks Ago (on October 31, 2017):	133.460
52 Week High (on January 23, 2018):	135.990
52 Week Low (on October 26, 2018):	119.143

October 2018	Page 21

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2014 through October 31, 2018. Bloomberg reports the closing level of MXEU to fewer decimal places than MSCI, the index sponsor. The closing level of the underlying index on October 31, 2018 was 122.260. The graph below sets forth the daily closing levels of the underlying index for the period from January 1, 2008 through October 31, 2018. We obtained the information in the table below from Bloomberg Professional® service (‘‘Bloomberg’’), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date.

MSCI® Europe Index	High	Low	Period End
2014
First Quarter	115.339	108.348	113.810
Second Quarter	119.258	111.507	116.740
Third Quarter	119.215	111.166	117.210
Fourth Quarter	119.631	105.924	116.720
2015
First Quarter	137.563	112.922	135.260
Second Quarter	140.920	129.190	129.190
Third Quarter	137.840	114.320	117.250
Fourth Quarter	130.030	116.730	123.110
2016
First Quarter	123.110	102.320	113.620
Second Quarter	118.410	104.490	111.620
Third Quarter	118.290	108.010	115.820
Fourth Quarter	122.540	111.290	122.500
2017
First Quarter	128.934	121.990	128.930
Second Quarter	133.826	127.115	128.080
Third Quarter	131.007	124.400	131.010
Fourth Quarter	133.954	129.036	131.410
2018
First Quarter	135.989	122.393	125.010
Second Quarter	133.991	123.894	128.080
Third Quarter	132.096	125.758	129.250
Fourth Quarter (through October 31, 2018)	129.506	119.143	122.260

October 2018	Page 22

Equity Index-Linked Partial Principal at Risk Securities due on or about November 4, 2020 $12,338,910 Based on the Value of the MSCI® Europe Index Partial Principal at Risk Securities

MSCI® Europe Index – Daily Closing Levels From January 1, 2008 to October 31, 2018

October 2018	Page 23